News Release

For Immediate Release:

January 13, 2012

International Barrier Technology Amended Private Placement

Watkins, MN – January 13, 2012 - International Barrier Technology Inc. (TSXV: IBH; OTCBB: IBTGF) announces that further to its news release dated December 19, 2011, the Company has amended the terms of its private placement pursuant to which lenders will loan up to $500,000 to the Company in consideration for convertible debentures.

Each convertible debenture will be convertible into a unit of the Company at a price of $0.10 per unit, with each Unit consisting of one common share and one common share purchase warrant of the Company.  Each warrant will entitle the holder to purchase one additional common share of the Company for a period of 2 years from the date of conversion at a price of $0.10 per share.

The private placement is subject to TSX Venture Exchange acceptance.

About International Barrier Technology Inc.

International Barrier Technology Inc. develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

For more information, contact:
Michael D. Huddy

President, CEO

International Barrier Technology, Inc.

International Barrier Technology Inc.
North America Toll Free: 1-866-735-3519
Email: info@intlbarrier.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.